Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS OCTOBER COMP STORE SALES DOWN 7.2%

Reiterates guidance for the 3rd quarter

Reduces guidance for the 4th quarter

CITY of INDUSTRY, CA, November 1, 2006 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) today announced the following sales results for its fiscal month of October and third quarter (four weeks, and thirteen weeks, respectively, ended October 28, 2006):

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change to Last Year	This Year	Last Year
October	$60.0	1%	-7.2%	-5.7%
Third Quarter	$196.7	2%	-6.8%	-6.2%
Year-to-date	$511.1	3%	-7.3%	-3.2%

The company reiterated its third quarter (ended October 28, 2006) earnings guidance of $0.16 per diluted share.

The company also announced that given recent sales trends, it now estimates fourth quarter (ending February 3, 2007) earnings in the range of $0.33 to $0.44 per diluted share based upon assumed comp sales in the range of flat to a mid-single digit decline.

For more detailed information relating to the above matters, please call 626-709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss third quarter results, business trends, guidance and other matters is scheduled for November 15, 2006 at 4:30 PM (ET). The conference call number is 800-561-2601, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 85899277, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of October 28, 2006 the company operated 693 Hot Topic stores in all 50 states and Puerto Rico, 129 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173